SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

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ASHLAND INC.

(Name of Registrant as Specified in Its Charter)

N/A

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Ashland Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held January 30, 2003

To our Shareholders:

Ashland Inc. will hold its Annual Meeting of Shareholders on Thursday, January 30, 2003, at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland’s shareholders will act on the following matters at the Annual Meeting or any adjournment of that meeting:

(1)	To elect four directors: Roger W. Hale, Patrick F. Noonan, Jane C. Pfeiffer and George A. Schaefer, Jr.;

(2)	To ratify the appointment of Ernst & Young as independent auditors for fiscal 2003; and

(3)	To consider any other business properly brought before the Annual Meeting.

Only shareholders of record at the close of business on November 25, 2002 are entitled to vote at the Annual Meeting or any adjournment of that meeting. If you are a participant in Ashland’s Employee Savings Plan or Leveraged Employee Stock Ownership Plan (the “LESOP”), your vote will constitute voting instructions to the Trustee of the respective plan concerning shares held in your account.

In order that your Ashland Common Stock may be represented at the Annual Meeting, please vote in person, by telephone, over the Internet or by mailing your proxy card. Our proxy tabulator, National City Bank or its agent, must receive all voting instructions to the Trustees of the Employee Savings Plan and the LESOP, whether given by telephone, over the Internet or by mail, before midnight Eastern Standard Time on Monday, January 27, 2003, and all other votes which are submitted by telephone or over the Internet, before midnight Eastern Standard Time on Wednesday, January 29, 2003.

By Order of the Board of Directors,

RICHARD P. THOMAS
Vice President and Secretary

Covington, Kentucky
December 6, 2002

Ashland Inc.

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A: (1)	Election of four directors (Roger W. Hale, Patrick F. Noonan, Jane C. Pfeiffer and George A. Schaefer, Jr.); and

(2)	Ratification of Ernst & Young (“E&Y”) as Ashland’s independent auditors for fiscal 2003.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders at the close of business on November 25, 2002 (the “Record Date”), are entitled to vote at the Annual Meeting. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:
All Ashland shareholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a nominee (e.g., through a bank or broker), you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	When will the proxy statement and form of proxy be mailed to Ashland shareholders?

A:	The proxy statement and form of proxy will be mailed to Ashland shareholders on or about December 12, 2002.

Q:	How do I vote?

A:	If your shares are registered in the name of a nominee, follow the instructions provided by your nominee to vote your shares. If your shares are registered in your name:

You may vote in person at the Annual Meeting.

You may vote by telephone.    You may vote by telephone regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote by telephone, you should not vote over the Internet or mail in your proxy card.

You may vote over the Internet.    You may vote over the Internet regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote over the Internet, you should not vote by telephone or mail in your proxy card.

You may vote by mail.    If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If no voting specification is made on your signed and returned proxy card, James J. O’Brien or Richard P. Thomas, as proxies named on the proxy card, will vote FOR the election of the four director nominees and FOR the ratification of E&Y.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:
Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Secretary in writing, (b) returning a later-dated proxy card, or (c) entering a later-dated telephone or Internet vote; or (2) voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustees of the Leveraged Employee Stock Ownership Plan (the “LESOP”) and Ashland’s Employee Savings Plan (the “Employee Savings Plan”) must be received by our proxy tabulator, National City Bank or its agent, before midnight Eastern Standard Time on Monday, January 27, 2003.

Q:	Who counts the vote?

A:	Representatives of National City Bank or its agent will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What shares are included in the proxy card?

A:
Your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in Ashland’s Open Enrollment Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the LESOP or the Employee Savings Plan. If your shares are held through a nominee, you will receive either a voting instruction form or a proxy card from the nominee to vote your shares.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by National City Bank, the plan administrator, in accordance with your voting instructions.

Q:	How will the Trustees of the Employee Savings Plan and the LESOP vote?

A:
Each participant in the Employee Savings Plan or the LESOP will instruct the Trustees how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustees. These shares are referred to as Non-Directed shares. Each participant who gives the Trustees such an instruction acts as a named fiduciary for the plans under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Q:	Can a plan participant vote the Non-Directed shares differently from shares credited to his or her account?

A:
Yes. Any participant in the Employee Savings Plan or the LESOP who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484, Attn: Laura S. Kress.

Q:	What constitutes a quorum?

A:
As of the Record Date, 68,242,372 shares of Ashland Common Stock were outstanding. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote. Abstentions and broker non-votes will have no effect on the election of directors or matters decided by a plurality vote.

Q:	What vote is required for passage of each of the proposals up for consideration at the Annual Meeting?

A: (1)	Election of directors – Under Ashland’s By-laws, the four nominees receiving the greatest number of votes will be elected directors at the Annual Meeting.

(2)
Ratification of auditors – Submission of the appointment of E&Y to Ashland’s shareholders is not required. However, the appointment will be deemed ratified if votes cast in its favor exceed votes cast against it.

Q:	Where can I find the voting results of the meeting?

A:
We intend to announce preliminary voting results at the meeting. We will publish the final results in a press release or in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2003. You can obtain a copy of the Form 10-Q by logging on to our website at www.ashland.com, by calling the Securities and Exchange Commission (the “SEC”) at 1-800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov.

Q:	May I receive future shareholder communications over the Internet?

A:
Yes. You may consent to access future shareholder communications (e.g., annual reports, proxy statements, and interim communications) from us or on our behalf over the Internet instead of receiving those documents in the mail. Providing such communications over the Internet will reduce our printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet, telephone and/or cable provider. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent, if your shares are registered in your name, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the proxy card when you vote by mail. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available. Paper copies of shareholder communications may be requested by contacting National City Bank at 1-800-622-6757.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1:    Election of Directors

The Board of Directors is currently made up of thirteen directors, divided into three classes. The four individuals nominated for election as Class II directors at the 2003 Annual Meeting are: Roger W. Hale, Patrick F. Noonan, Jane C. Pfeiffer and George A. Schaefer, Jr.  Messrs. Hale and Noonan and Mrs. Pfeiffer are all continuing directors; Mr. Schaefer has been nominated for election to fill a new position on the Board of Directors. The Governance and Nominating Committee (“G&N Committee”) has confirmed that all four nominees will be available for election as directors and recommends them for election. The nominees will be elected to serve a three-year term until the 2006 Annual Meeting. However, under the Board’s current retirement policy, it is anticipated that Mrs. Pfeiffer will retire at the 2005 Annual Meeting after serving two years of her three-year term. Frank C. Carlucci and James B. Farley, Class I Directors, and Samuel C. Butler, a Class III Director, will retire from the Board of Directors on January 30, 2003. Upon the retirement of these directors, it is the intention of the Board of Directors to fix the number of directors at eleven members, subject to increase or decrease pursuant to Ashland’s By-laws. A director elected to fill a vacancy on the Board serves for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

Shareholders may vote for no more than four directors at the Annual Meeting. Pursuant to Ashland’s By-laws, the four nominees receiving the greatest number of votes will be elected. If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien and Richard P. Thomas (proxies named on the proxy card) will vote FOR the election of the four nominees. If any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board of Directors knows of no reason why any of the nominees may not be able to serve as a director if elected.

A description of each of Ashland’s directors and nominees, and a description of the committees of the Board of Directors, can be found on pages 6 through 10 of this Proxy Statement. For a report on the Ashland Common Stock ownership of Ashland’s directors, nominees and certain officers, see the “Stock Ownership” chart on page 14 of this Proxy Statement.

Item 2:    Ratification of Auditors

On the recommendation of the Audit Committee, the Board of Directors has approved the appointment of E&Y to audit Ashland’s accounts for fiscal 2003, subject to approval by the shareholders at the Annual Meeting. Fees (including out-of-pocket costs) paid to E&Y for fiscal 2002 totaled $5,439,000, including the following:

•	audit fees of $2,578,000 for auditing Ashland’s consolidated financial statements;

•	audit-related fees of $1,687,000; and

•	fees of $1,174,000 for tax-related services.

No fees were paid to E&Y during 2002 for information systems design and implementation.

In accordance with SEC rules, audit fees shown above include only the estimated costs of E&Y’s audit of Ashland’s consolidated financial statements. E&Y also audits Ashland’s foreign subsidiaries and captive insurance companies (statutory requirements), the APAC subsidiaries (state prequalification bidding requirements), and the Ashland Inc. Employee Savings Plan (SEC requirements and Department of Labor rules and regulations). Under SEC rules, the costs of these other required audits are shown above as audit-related fees. Audit-related fees also include amounts paid to E&Y for assistance related to financial accounting and reporting issues (including the adoption of any new accounting standards) and for reviews of registration statements. Fees for tax-related services are principally for assistance with tax planning and compliance matters.

The Audit Committee and Board of Directors believe that E&Y has invaluable long-term knowledge of Ashland. While preserving that knowledge, partners and employees of E&Y engaged in audits of Ashland are periodically changed, giving Ashland access to new expertise and experience. Representatives of E&Y will attend the Annual Meeting to respond to questions from shareholders and will be given the opportunity to make a statement.

Although the Board of Directors is not required to submit the appointment of E&Y to a shareholder vote, the Board of Directors will reconsider that appointment if it is not ratified by the shareholders. The appointment will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal.

The Board of Directors recommends that shareholders vote FOR the ratification of E&Y as Ashland’s independent auditors for fiscal 2003.

ASHLAND INC.’S BOARD OF DIRECTORS

NOMINEES FOR ELECTION AT THE 2003 ANNUAL MEETING

Class II Directors
(Term expiring in 2006)

Roger W. Hale	Director since 2001
Mr. Hale, 59, is the retired Chairman and Chief Executive Officer of LG&E Energy Corporation. He is a Director of H&R Block Inc. and a Trustee of Centre College.

Patrick F. Noonan	Director since 1991
Mr. Noonan, 60, is Chairman of The Conservation Fund. He is a Director of International Paper Company, Saul Centers REIT and a Trustee of The National Geographic Society.

Jane C. Pfeiffer	Director since 1982

Mrs. Pfeiffer, 70, is a management consultant in Vero Beach, Florida. She is a Director of International Paper Company, J.C. Penney Company, Inc. and The MONY Group, a Trustee of the University of Notre Dame and a Member of the Council on Foreign Relations.

George A. Schaefer, Jr.	To be elected at the Annual Meeting

Mr. Schaefer, 57, is President and Chief Executive Officer of Fifth Third Bancorp and Fifth Third Bank. He is a Director of Anthem, Inc. and Chairman of the Board of Trustees of the University of Cincinnati.

CONTINUING DIRECTORS NOT UP FOR ELECTION AT THE

2003 ANNUAL MEETING

Class III Directors
(Term expiring in 2004)

Ernest H. Drew	Director since 1998

Dr. Drew, 65, is the retired Chief Executive Officer of the Westinghouse Industries & Technology Group. He is a Director of Public Service Enterprise Group, Thomas & Betts Corporation and UQM Technologies, Inc.

Mannie L. Jackson	Director since 1994
Mr. Jackson, 63, is Chairman, Chief Executive Officer and majority owner of the Harlem Globetrotters International, Inc.

Theodore M. Solso	Director since 1999
Mr. Solso, 55, is Chairman of the Board and Chief Executive Officer of Cummins Inc. He is a Director of Irwin Financial Corporation and a Trustee of DePauw University.

Michael J. Ward	Director since 2001
Mr. Ward, 52, is President and a Director of CSX Corporation. He is also a member of the Florida Council of 100.

Class I Directors
(Term expiring in 2005)

Bernadine P. Healy, M.D.	Director since 1998

Dr. Healy, 58, is a columnist on health and medicine for U.S. News and World Report. She is the former President and Chief Executive Officer of the American Red Cross from 1999 to 2001 and Dean, College of Medicine and Public Health, and Professor of Medicine, The Ohio State University from 1995 to 1999. She is a Director of Invacare, Inc. and Medtronic, Inc. and a Trustee of Battelle Memorial Institute.

James J. O’Brien	Director since 2002

Mr. O’Brien, 48, is Chairman of the Board and Chief Executive Officer of Ashland. During the past calendar year, he has served as President, Chief Operating Officer, Senior Vice President and Group Operating Officer of Ashland. He was President of the Valvoline Company from 1995 to 2001. He is the Chairman of the Board of Trustees of Midway College.

W. L. Rouse, Jr.	Director since 1987

Mr. Rouse, 70, is the retired Chairman of the Board, President and Chief Executive Officer of First Security Corporation. He is a Director of Kentucky-American Water Company and a Trustee of Transylvania University.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has five committees: Audit Committee, Finance Committee, Governance and Nominating Committee, Personnel and Compensation Committee and Public Policy-Environmental Committee. Membership in those committees is reflected in the following chart:

	Audit Committee		Finance Committee		Governance and Nominating Committee		Personnel and Compensation Committee		Public Policy- Environmental Committee
Samuel C. Butler(1)	X				X	*
Frank C. Carlucci(1)			X				X
Ernest H. Drew			X	*					X
James B. Farley(1)			X		X		X
Roger W. Hale	X								X
Bernadine P. Healy	X								X	*
Mannie L. Jackson					X		X	*
Patrick F. Noonan	X								X
Jane C. Pfeiffer			X		X				X
W. L. Rouse, Jr.	X	*	X				X
Theodore M. Solso					X		X
Michael J. Ward	X		X

*	Indicates Committee Chairman

(1)	Messrs. Butler, Carlucci and Farley will retire January 30, 2003.

The Audit Committee provides a direct and open avenue of communication between Ashland’s internal auditors, its independent auditors and the Board of Directors; recommends the selection of Ashland’s independent auditors; approves the audit fees and the services provided by the independent auditors; directs and reviews the scope and findings of external and internal audits; and reviews the adequacy of Ashland’s policies, procedures and internal controls.

The Finance Committee reviews Ashland’s financial policies, needs and structure; oversees significant financial issues such as capital structure, dividend action, offerings of Ashland debt or equity securities and major borrowings by Ashland; reviews financial audits of capital expenditures; and oversees the funding policy for employee benefit plans.

The Governance and Nominating Committee recommends nominees for the Board of Directors; the desirable size and composition of the Board of Directors; and the elements of director compensation. It also oversees the Board of Directors’ annual review of director performance.

Ashland selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee considers candidates recommended by other directors, employees and shareholders. Written suggestions for candidates should be sent to the Secretary of Ashland Inc., 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391.

In order to nominate a director at an Annual Meeting, Ashland’s By-laws require that a shareholder provide written notice of intent to nominate a director not later than 90 days prior to the Annual Meeting (if the Annual Meeting is held on the last Thursday in January). For an Annual Meeting held earlier than the last Thursday in January, notice must be given within 10 days of the first public disclosure of the date of the Annual Meeting. Public disclosure may include a public filing with the SEC.

The notice must contain the following information:

•	The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

•
A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

•
A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

•	Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

•	The consent of each nominee to serve as a director if so elected; and

•	A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

The Personnel and Compensation Committee approves salaries of corporate officers and participation in, and awards under, Ashland’s incentive plans. It oversees compensation, hiring and performance evaluation policies. The Personnel and Compensation Committee (the “P&C Committee”) also oversees the administration of various employee compensation, benefit and retirement plans.

The Public Policy-Environmental Committee monitors public issues that have an impact on Ashland and oversees Ashland’s environmental, health and safety compliance practices.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2002, ten meetings of the Board of Directors were held. The Audit Committee met five times. The G&N Committee met three times. The P&C Committee met seven times. The Finance Committee and the Public Policy-Environmental Committee each met two times. Each current director attended at least 75% of the total meetings of the Board of Directors and the committees on which he or she served. Overall attendance at Board of Directors and committee meetings was 97%.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of six independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee assists in fulfilling the oversight responsibilities of the Board of Directors relating to Ashland’s financial reporting process, its systems of internal accounting and financial controls, the internal audit function, the independent audit of its consolidated financial statements and its legal compliance programs. During fiscal 2002, the Audit Committee met five times.

E&Y, independent auditors, were engaged to audit Ashland’s consolidated financial statements and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the audited financial statements with Ashland’s management. The Audit Committee further reviewed E&Y’s judgment as to the quality and acceptability of Ashland’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee reviewed E&Y’s independence from management and Ashland including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee also discussed with Ashland’s internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Ashland’s internal controls, and the overall quality of Ashland’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the year ended September 30, 2002 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of E&Y as Ashland’s independent auditors for fiscal 2003.

AUDIT COMMITTEE
W. L. Rouse, Jr., Chairman
Samuel C. Butler
Roger W. Hale
Bernadine P. Healy
Patrick F. Noonan
Michael J. Ward

COMPENSATION OF DIRECTORS

Annual Retainer and Meeting Fees.    Non-employee directors receive an annual retainer of $56,000. If the non-employee director has not met his or her minimum stock ownership guidelines, the annual retainer must, pursuant to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Deferral Plan”), either be (i) deferred into stock units (share equivalents) invested in the Ashland Common Stock Fund or (ii) paid in Ashland Common Stock.

In addition to the annual retainer, non-employee directors receive $1,500 for each Board of Directors meeting attended and $1,000 for each committee meeting attended. The Chairman of the Audit Committee also receives a $5,000 annual fee. Members of the Audit Committee, including the Chairman, also receive a $1,000 fee for attendance at each quarterly Audit Committee financial review with Ashland’s management. In fiscal 2002, four reviews were conducted. Such fees may be paid in cash, shares of Ashland Common Stock or deferred into any investment alternative available under the Directors’ Deferral Plan.

The payout of the deferred annual retainer and meeting fees occurs upon termination of service by a director. However, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), amounts in the directors’ deferral accounts would be automatically distributed to the director in cash.

In addition to an annual retainer and meeting fees, a non-employee director may receive compensation at the rate of $1,000 per day for services on special assignments as directed by the Chairman of the Board of Directors. This special assignment compensation cannot be deferred. Directors who are employees of Ashland are not additionally compensated for service on the Board of Directors or its committees.

Restricted Shares and Stock Options.    Pursuant to Ashland’s incentive plans, upon election to the Board of Directors, a new director receives 1,000 restricted shares of Ashland Common Stock. The director may be required to pay Ashland an amount equal to the par value of the restricted shares. The restricted shares may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. Under certain circumstances, the G&N Committee has discretion to limit a director’s forfeiture of these shares if he or she leaves the Board of Directors for reasons other than those listed above.

On January 30, 2002, the Board approved a grant of 2,500 non-qualified Ashland stock options, including restoration options, to each non-employee director. The exercise price is $45.99 per share, which was the fair market value of Ashland Common Stock on the grant date. The options vested on July 31, 2002, and may not be re-priced if the stock price declines below the option price.

The Board of Directors considers Ashland Common Stock ownership by directors and members of management to be of utmost importance. The Board of Directors believes that such ownership enhances the commitment of the directors and members of management to Ashland’s future and further aligns management’s interests with those of Ashland’s shareholders. The Board of Directors has established minimum stock ownership guidelines for non-employee directors and certain employees which require non-employee directors to own Ashland Common Stock having a value of at least five times their annual retainer. Each newly elected non-employee director has five years from the year elected to reach this ownership level. All of Ashland’s current non-employee directors, other than Messrs. Hale and Ward, both elected to the Board of Directors in 2001, have attained the minimum stock ownership levels established by the Board of Directors. For further information as to these guidelines as they pertain to Ashland’s executive officers, see the discussion under Stock Ownership Philosophy in the P&C Committee Report on Executive Compensation on page 18 of this Proxy Statement.

Estate Enhancement Program.     In 1999, the Board of Directors adopted an Estate Enhancement Program (the “Program”) for the benefit of Ashland’s non-employee directors and executive officers. Pursuant to the Program, a participant could elect to enter into a split-dollar life insurance arrangement with Ashland in exchange for existing deferred compensation and/or future compensation, with Ashland paying the premiums in an amount no greater than the participant’s foregone compensation. Upon the death of the participant, or the “last to die” in the case of a joint policy, Ashland will receive the greater of the policy’s cash surrender value or the cumulative premiums paid under the policy and the participant’s beneficiary will receive any excess of the policy’s death benefit over the amount received by Ashland. Mr. O’Brien and one retiring director participate in the Program.

The Program was amended in 2001 (the “Amended Program”). Under the Amended Program, an agreement is executed between Ashland and the participant’s trust under which Ashland will make a loan to the trust equal to 1.5 times the amount of forfeited deferred compensation. The trust must then use the loan proceeds to purchase a survivorship insurance policy on the life of the participant or the life of the participant and his or her spouse. At the time of the death of the last insured, the trust will repay the loan from Ashland, including accumulated interest at the applicable federal rate from the life insurance policy proceeds. No current non-employee directors or executive officers participate in the Amended Program and non-employee directors and executive officers will be prohibited from doing so pending further clarification of the loan prohibitions contained in the Sarbanes-Oxley Act of 2002.

Other Compensation.    In January 1997, the Board of Directors prospectively terminated the Directors’ Charitable Awards Program. Non-employee directors, who were directors at the time the program was terminated, remain eligible for the Charitable Awards Program. Under that program, $1,000,000 is donated upon a director’s death to one or more educational organizations recommended by that director.

ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership		Percent of Class of Common Stock
Capital Research and Management Company	5,778,800	(1)	8.5%
333 South Hope St., 52nd Floor
Los Angeles, California 90071
KeyBank National Association	5,341,243	(2)	7.8%
127 Public Square
Cleveland, Ohio 44114
AXA Financial, Inc.	4,844,614	(3)	7.1%
1290 Avenue of the Americas
New York, New York 10104
Wellington Management Company, LLP	4,144,100	(4)	6.1%
75 State Street
Boston, Massachusetts 02109

(1)
Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2002, Capital Research and Management Company (“CRMC”) was the beneficial owner of 5,778,800 shares of Ashland Common Stock. According to information supplied to Ashland, CRMC has, as of September 30, 2002, no voting power and sole dispositive power for its shares.

(2)
As of September 30, 2002, KeyBank National Association (“KeyBank”) was the record owner of 5,341,243 shares of Ashland Common Stock. These shares include 5,300,269 shares held by it as Trustee of the LESOP. Effective January 1, 2003, Fidelity Management Trust Company will be the Trustee of the LESOP. KeyBank will vote shares allocated to a participant’s LESOP account as instructed by the participant. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. The remaining 40,974 shares held by KeyBank as of September 30, 2002 were held by it in a variety of fiduciary capacities.

(3)
Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2002, AXA Financial, Inc. (“AXA”) was the beneficial owner of 4,844,614 shares of Ashland Common Stock. According to information supplied to Ashland, AXA has, as of September 30, 2002, sole voting power for 3,218,280 shares, shared voting power for 123,727 shares, no voting power for 1,502,607 shares, and sole dispositive power for its shares.

(4)
Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2002, Wellington Management Company, LLP (“WMC”) was the beneficial owner of 4,144,100 shares of Ashland Common Stock. According to information supplied to Ashland, WMC has, as of September 30, 2002, sole voting power for 1,251,600 shares, shared voting power for 206,100 shares, no voting power for 2,686,400 shares, sole dispositive power for 3,938,000 shares, and shared dispositive power for 206,100 shares.

ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS
AND CERTAIN OFFICERS OF ASHLAND

The following table shows as of September 30, 2002 the common stock ownership of all directors and nominees, common stock ownership of the executive officers of Ashland named in the Summary Compensation Table on page 21 of this Proxy Statement and common stock ownership of the directors, nominees and executive officers of Ashland as a group.

Common Stock Ownership
Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned
Paul W. Chellgren	846,968 (1)(2)(3)(5)(7)
James J. O’Brien	184,198 (1)(2)(3)(5)
David J. D’Antoni	247,077 (1)(2)(3)(5)
James A. Duquin	88,587 (1)(2)(3)(5)
Charles F. Potts	145,504 (1)(2)(3)(5)
Samuel C. Butler	78,744 (2)(4)(5)(6)
Frank C. Carlucci	41,329 (2)(4)(5)(7)
Ernest H. Drew	18,837 (2)(4)(5)(7)
James B. Farley	28,866 (2)(4)(5)
Roger W. Hale	5,300 (2)(4)(5)
Bernadine P. Healy	13,357 (2)(4)(5)
Mannie L. Jackson	26,830 (2)(4)(5)
Patrick F. Noonan	24,230 (2)(4)(5)
Jane C. Pfeiffer	25,717 (2)(4)(5)
W. L. Rouse, Jr.	42,793 (2)(4)(5)
George A. Schaefer, Jr.	– (8)
Theodore M. Solso	11,178 (2)(4)(5)
Michael J. Ward	6,020 (2)(4)(5)
All directors, nominees and executive officers as a group (26 persons)	2,453,356 (1)(2)(5)(6)(7)(9)

None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of the Record Date, except for Mr. Chellgren who owned 1.2%  of Ashland Common Stock as of the Record Date. All directors, nominees and executive officers as a group owned 2,453,356 shares of Ashland Common Stock, which equaled 3.5% of the Ashland Common Stock outstanding on the Record Date. Shares of Ashland Common Stock outstanding on the Record Date include shares deemed to be outstanding for computing the percentage ownership of the applicable person, but are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)
Includes shares of Ashland Common Stock held under the Employee Savings Plan and/or the LESOP by executive officers. Participants can vote the Employee Savings Plan and the LESOP shares, and can invest in numerous investment options available under the Employee Savings Plan.

(2)
Includes stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under the Deferred Compensation Plan for Employees (the “Employees’ Deferral Plan”) or by directors under the Directors’ Deferral Plan. When an executive officer terminates employment with Ashland, payout of stock units invested in the Ashland Common Stock Fund in the Employees’ Deferral Plan representing compensation earned prior to October 1, 2000 will be paid out in cash or Ashland Common Stock as he may elect. Payout of all other stock units invested in the Ashland Common Stock Fund in the Employees’ Deferral Plan will be paid out in Ashland Common Stock. When a director terminates service on the Board of Directors, payout of stock units included in the Ashland Common Stock Fund in the Directors’ Deferral Plan will be paid out in cash or Ashland Common Stock as he or she may elect.

(3)
Includes shares of Ashland Common Stock with respect to which each of the individuals has the right to acquire beneficial ownership within 60 calendar days after September 30, 2002, through the exercise of stock options: as to Mr. Chellgren, 650,000 shares (including 130,000 stock options transferred to his children); Mr. O’Brien, 91,500 shares; Mr. D’Antoni, 160,000 shares; Mr. Duquin, 73,500 shares; and Mr. Potts, 115,000 shares.

(4)
Includes 6,500 shares of Ashland Common Stock with respect to which each of the directors has the right to acquire beneficial ownership within 60 calendar days after September 30, 2002, through the exercise of stock options (including 4,000 stock options transferred by Mr. Noonan to his grandchildren), except for Mr. Jackson, who has the right to acquire 4,500 shares, and Ms. Healy and Messrs. Drew, Hale, Solso and Ward, who each have the right to acquire 2,500 shares.

(5)
Includes 60,000 restricted shares of Ashland Common Stock for Mr. Chellgren. Includes restricted shares of Ashland Common Stock deferred into stock units (share equivalents) in the Ashland Common Stock Fund in the Employees’ Deferral Plan: as to Mr. O’Brien, 75,000 shares; Mr. D’Antoni, 35,000 shares; as to each outside director 1,000 shares; and as to all directors and executive officers as a group, 172,000 shares.

(6)	Includes 750 shares of Ashland Common Stock owned by Mr. Butler’s wife, as to which shares Mr. Butler disclaims beneficial ownership.

(7)	Includes shares of Ashland Common Stock held under the DRP, which provides participants with voting power with respect to such shares.

(8)	Mr. Schaefer has been nominated for election at the Annual Meeting to serve as a director in Class II.

(9)
All directors, nominees and executive officers as a group have the right to acquire beneficial ownership of 1,542,094 shares of Ashland Common Stock within 60 calendar days after September 30, 2002, through the exercise of stock options.

EXECUTIVE COMPENSATION

Personnel and Compensation Committee Report on Executive Compensation

Description of the P&C Committee of the Board of Directors:

•	Comprised entirely of non-employee members;

•
Key Executive compensation responsibilities include the review, recommendation and approval of changes to Ashland’s executive compensation policies and programs and the review and approval of all compensation payments to the Chief Executive Officer and Ashland’s other executive officers.

Objectives of Ashland’s Executive Compensation Program:

•	Pay for performance, motivating both long- and short-term performance for the benefit of Ashland’s shareholders;

•	Provide a total compensation program competitive with those of companies with which Ashland competes for top management talent;

•	Place greater emphasis on variable incentive compensation versus fixed or base pay, particularly for Ashland’s executive officers;

•	Encourage significant Ashland Common Stock ownership by Ashland’s executive officers in order to align their interests with those of Ashland’s shareholders; and

•	Most importantly, join shareholder and management interests in achieving superior performance which should translate into a superior total return to Ashland’s shareholders.

Ashland’s Executive Compensation Program is designed to:

•
Be performance-oriented, with a significant portion of executive compensation being “at risk,” with more than 50% of the maximum potential executive compensation being provided by annual and long-term incentives;

•
Provide total compensation opportunities that are comparable to the opportunities provided by a group of companies of similar size and diversity to Ashland (the “Compensation Peer Group”) (this Compensation Peer Group contains different companies than the peer group selected for comparison in the Five-Year Cumulative Total Return Performance Graph on page 27 of this Proxy Statement); and

•	Include three primary components: (1) base pay; (2) an annual incentive bonus; and (3) a long-term incentive program consisting of stock options and performance shares/units.

Description of the primary components: base salary, annual incentive bonus and long-term incentives consisting of restricted stock, stock options and performance shares/units:

Base Salary

Annual salary is designed to compensate executives for their sustained performance. Base salary levels for executive officers are typically reviewed each year by the P&C Committee and are generally at the median salary level of the Compensation Peer Group. In addition, consideration is given to individual experience as well as individual and business unit performance. Increases in base salaries typically occur annually following review by the P&C Committee.

Annual Incentive Bonus

Incentive compensation is awarded annually, with 20% based upon the participant’s individual performance for the last fiscal year and 80% based upon Ashland’s operating performance or a combination of overall corporate and business unit performance. Within 120 days (90 days for participants expected to be subject to the limitations of Code Section 162(m)) after the beginning of each fiscal year, performance Hurdle, Target and Maximum objectives (as described below) are established for the upcoming year. Awards for the Chief Executive Officer are based upon overall corporate performance. Awards for other corporate employees are based upon general overall corporate performance and, in some instances, business unit performance. Awards for business unit employees are based primarily on business unit performance.

For fiscal 2002, the objectives were corporate Return on Equity and business unit Return on Investment. For the Chief Executive Officer, as well as certain other executive officers, there was, in addition to the Return on Equity objective, a Net Income objective.

The performance Hurdle is the minimum performance that must be achieved to earn a payout under Ashland’s operating performance or business unit performance portion of the objective. The performance Target is the expected or, in some cases, budgeted performance for Ashland or the business unit. The performance Maximum represents a level of performance that exceeds the Target or the budget. If Maximum performance is achieved, the incentive earned is 150% of the incentive opportunity earned at Target performance. A participant’s targeted incentive payout is generally a fixed percentage of his or her salary and is dependent upon the participant’s salary band and position. Except with respect to employees subject to the limitation of Code Section 162(m), the P&C Committee has the discretion to revise performance objectives and the amount to be paid out upon the attainment of such objectives. The maximum incentive compensation award may not exceed 150% of the Target and no incentive compensation award may exceed three million dollars ($3,000,000).

Long-Term Incentive Compensation

Restricted Shares and Stock Options

Pursuant to Ashland’s incentive plans, the P&C Committee may award restricted shares of Ashland Common Stock to key employees. The restricted share award is intended to award superior performance and encourage continued employment with Ashland. The recipient may be required to pay the par value of the restricted shares unless receipt of the restricted shares is deferred pursuant to the Employees’ Deferral Plan. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period.

Ashland’s employee stock option program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of stock options to be granted annually to key employees, a target number of shares for each executive grade level is established.

All stock options are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant and are not re-valued if the stock price declines below the grant price. Vesting of awards generally occurs over a period of three years. The fiscal 2002 stock option grants reflect enhanced grants approved by the Board of Directors for certain employees. It is anticipated that recipients of these enhanced grants will receive reduced stock option grants in fiscal 2003.

To encourage increased stock ownership, the Board of Directors has added a restoration feature to all outstanding stock options granted to employees since September 1998. Participants are eligible for restoration options equal to the number of shares of Ashland Common Stock surrendered to Ashland in payment of the exercise price of the original option. The restoration feature is available only when the market price of Ashland Common Stock on the date of the exercise of the original option is at least 25% above the original option exercise price. In addition, shares received from the exercise must be held for at least two years. Restoration options are granted as nonqualified stock options at fair market value and have a term equal to the remaining term of the original option.

Long-Term Incentive Program (“LTIP”) – Performance Shares/Units

The performance share/unit program for certain key executives is a long-term incentive tied to Ashland’s performance. Historically, the P&C Committee has granted awards of performance shares/units to selected employees every two years with each award covering a four-year performance cycle. In fiscal 2001, the performance share/unit program was revised. Under the revised program, awards are granted annually, with each award covering a three-year performance cycle.

Within 120 days (90 days for participants expected to be subject to the limitation of Code Section 162(m)) after the beginning of the performance period, performance Hurdle and Target objectives (as described below) are established for the upcoming performance period. Beginning in the fiscal 2001-2003 performance period, a Maximum objective was also established. The number of performance shares/units awarded is based on the employee’s responsibility level, performance and salary level. Awards granted under the bi-annual program generally ranged from 70% to 160% of an employee’s base salary. Awards under the annual program range from 30% to 100% of an employee’s base salary.

Awards for the fiscal 1999-2002 performance period are based on achievement of the following performance objectives and corresponding weights established by the P&C Committee at the beginning of the performance period:

•
All corporate and business unit employees: (i) a target four-year average return on equity (50%), (ii) total return to shareholders (“TRS”) at least equal to or greater than the median TRS of a peer group of companies over a four-year period (25%), and (iii) TRS at least equal to or greater than the median of the companies in the Standard & Poor’s 500 over the four-year period (25%).

Awards for the fiscal 2001-2003 and 2002-2004 performance periods are based on achievement of the following performance objectives and corresponding weights established by the P&C Committee at the beginning of the performance period:

•	Executive officers: a target three-year average return on equity (the “corporate objective”) (100%).

•
Corporate employees (not specifically focused on one business unit): (i) the corporate objective (50%), and (ii) a target three-year weighted average return on investment for the wholly-owned business units (“wholly-owned unit weighted objective”) (50%).

•
Division presidents and division focused corporate employees: (i) the corporate objective (20%), and (ii) a target three-year average return on investment for the applicable business unit (the “business unit objective”) (80%).

•	All other business unit employees: the business unit objective (100%).

The performance Hurdle is the minimum performance that must be achieved to earn a payout under the corporate objective, wholly-owned unit weighted objective and business unit objective. The performance Target is the expected or, in some cases, budgeted performance for each objective. The performance Maximum represents a level of performance that exceeds the Target. If Maximum performance is achieved, the award earned is 150% of the award earned at Target performance. The Maximum component does not apply to the fiscal 1999-2002 award.

Awards to executive officers are based upon achievement of an average net income objective for the corresponding four-year or three-year period. If the foregoing objectives are met, the P&C Committee may adjust any award payment downward based on such factors as the P&C Committee deems appropriate.

Stock Ownership Philosophy

The P&C Committee and management believe that linking a significant amount of an executive’s current and potential future net worth to Ashland’s success, as reflected in the stock price, gives the executive a stake similar to that of Ashland’s shareholders and results in long-term management for the benefit of those shareholders.

Consistent with this philosophy, the Board of Directors has established stock ownership guidelines for Ashland’s executive officers and designated employees. Each employee has five years from the year the employee became covered by the ownership guideline to reach the minimum levels of Ashland Common Stock ownership as follows:

•	the Chief Executive Officer - 150,000 shares of Ashland Common Stock;

•	certain executive officers designated by the P&C Committee - 30,000 shares of Ashland Common Stock; and

•	certain other executives and employees designated by the P&C Committee - 5,000 shares of Ashland Common Stock.

Deductibility of Compensation

Under Section 162(m) of the Code, Ashland is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named in this Proxy Statement. This deduction can be preserved if Ashland complies with certain conditions in the design and administration of its compensation programs.

The P&C Committee will make reasonable efforts, consistent with sound executive compensation principles and the needs of Ashland, to ensure that all future amounts paid to its executive officers will be fully deductible by Ashland.

Other Plans

Ashland also maintains pension, insurance and other benefit plans for its employees. Executives and other highly compensated employees participated in these plans during fiscal 2002 on the same terms as other eligible employees, subject to any legal limits on the amounts that could be contributed or paid to executives under the plans.

Compensation of the Chief Executive Officer

•	Fiscal 2002 Performance

	Year ended September 30,
	2002	2001
	(In millions except earnings per share)
Reported results
Operating income	$338	$851
Net income	$117	$417
Diluted earnings per share	$1.67	$5.93

Continuing operations
Operating income	$338	$851
Net income	$129	$403
Diluted earnings per share	$1.83	$5.73

•	Fiscal 2002 CEO Compensation

Mr. Chellgren received a base salary increase of $40,000 in February 2002 based on Ashland’s performance in fiscal 2001. Mr. Chellgren did not receive an annual bonus for fiscal 2002. Ashland’s performance for fiscal 2002 did not meet performance objectives. On November 6, 2002, the P&C Committee approved an agreement with Mr. Chellgren in connection with his retirement that supercedes Mr. Chellgren’s Executive Employment Agreement. For further discussion of the agreement entered into with Mr. Chellgren, see the discussion under Executive Employment Agreements and Other Arrangements on page 26 of this Proxy Statement.

Summary

The P&C Committee believes that the compensation provided to Ashland’s executive officers will create a strong linkage and alignment with the long-term best interests of Ashland and its shareholders.

PERSONNEL AND COMPENSATION COMMITTEE
Mannie L. Jackson, Chairman
Frank C. Carlucci
James B. Farley
W. L. Rouse, Jr.
Theodore M. Solso

Summary Compensation Table

The following table is a summary of compensation information for each of the last three fiscal years ended September 30, 2002, 2001 and 2000 for the Chief Executive Officer of Ashland and each of the other four most highly compensated executive officers as of September 30, 2002.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus (3)	Other Annual Compen- sation (4)	Awards		Payouts	All Other Compen- sation (8)
					Restricted Stock Awards (5)	Securities Underlying Options # (6)	LTIP Payouts (7)
Paul W. Chellgren (1)	2002	$997,796	$0	$28,570	$0	0	$164,113	$32,667
Former Chairman of the	2001	934,866	1,645,576	28,182	0	120,000	0	39,264
Board and Chief	2000	881,588	1,370,631	28,333	0	0	452,364	57,820
Executive Officer

James J. O’Brien	2002	445,470	459,449	11,133	2,145,000	130,000	65,297	11,516
Chairman of the Board	2001	322,738	340,716	1,789	0	25,000	0	13,662
and Chief Executive Officer	2000	301,273	314,461	7,912	0	0	156,585	20,791

David J. D’Antoni	2002	473,183	234,999	8,973	1,001,000	25,000	99,780	11,474
Senior Vice President	2001	457,275	315,270	4,455	0	25,000	0	19,216
and Group Operating Officer	2000	437,344	382,541	6,606	0	0	261,987	32,343

James A. Duquin (2)	2002	355,548	304,746	10,905	0	15,000	49,041	6,380
Former Vice President	2001	336,153	100,000	10,158	0	15,000	0	14,118
and President of Ashland Specialty Chemical Company	2000	306,639	255,432	4,260	0	0	132,383	22,540

Charles F. Potts	2002	398,000	232,565	3,790	0	15,000	76,383	8,190
Senior Vice President and	2001	381,667	125,000	1,845	0	20,000	0	16,030
President of APAC, Inc.	2000	355,000	221,190	3,872	0	0	211,398	24,549

(1)	Mr. Chellgren retired as Chairman of the Board on November 15, 2002 and as Chief Executive Officer on September 30, 2002.

(2)	Mr. Duquin resigned as Vice President and President of Ashland Specialty Chemical Company on November 25, 2002 and will retire from Ashland on December 31, 2002.

(3)	Amounts shown in this column reflect amounts received under Ashland’s incentive compensation plan.

(4)
Amounts shown in this column reflect reimbursement of taxes for each of the named executives. In addition, for fiscal 2002, for Messrs. Chellgren, O’Brien and Duquin, the amount includes reimbursement under an employee benefit plan available generally to all employees. None of the named executives received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of total salary and bonus.

(5)
Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape of August 13, 2002 of $29.60 per share, and net of the $1.00 per share purchase price. These awards were deferred into stock units (share equivalents) in the Ashland Common Stock Fund of the Employees’ Deferral Plan.

(6)	Each of the individuals listed did not receive stock grants in fiscal 2000 because of an enhanced grant that was received in fiscal 1999.

(7)
Amounts shown in this column reflect amounts received under Ashland’s Performance Unit Plan for the fiscal 1999-2002 performance period based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on November 7, 2002 (the payment date) of $24.97 per share and amounts received under Ashland’s Performance Unit Plan for the fiscal 1997-2000 performance period based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on November 2, 2000 (the payment date) of $33.00 per share.

(8)
Amounts shown in this column reflect employer matching contributions under the Employee Savings Plan and the Employees’ Deferral Plan in fiscal 2002. In addition, for fiscal 2002, for Mr. O’Brien, the amount includes $584 in imputed income attributable to the annual cost of the life insurance policy described in the discussion of the Estate Enhancement Program on page 12 of this Proxy Statement.

Stock Option Grants

The following table sets forth certain information on stock option grants in fiscal 2002 to each of the named executive officers.

Option Grants in Fiscal Year 2002

Individual Grants
Name	Number of Securities Underlying Options Granted(1) (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)		Expiration Date	Grant Date Present Value(2)
Paul W. Chellgren	0	0%	$	N/A	N/A	$0
James J. O’Brien	130,000	14.7%		$28.130	10/19/2012	$644,800
David J. D’Antoni	25,000	2.8%		$28.130	10/19/2012	$124,000
James A. Duquin	15,000	1.7%		$28.130	10/19/2012	$74,400
Charles F. Potts	15,000	1.7%		$28.130	10/19/2012	$74,400

(1)
These option grants include a restoration feature. See the discussion under Restricted Shares and Stock Options in the P&C Committee Report on Executive Compensation on page 17 of this Proxy Statement.

(2)
Based on the Black-Scholes Option Valuation Model adjusted for dividends to determine the grant date present value. Assumptions include: (a) a risk-free interest rate of 2.8% (the rate applicable to a 5-year treasury strip security at the time of the award); (b) a dividend yield of 3.9%; (c) a volatility rate of 26.8% (calculated using daily stock returns for Ashland Common Stock for a 5-year period from September 22, 1997 through September 19, 2002); and (d) a stock price at grant date of $28.13. Although the original expiration period is ten years and one month, options are assumed to be exercised at five years. The actual value of the options will depend on the market value of Ashland Common Stock on the dates the options are exercised. It should not be concluded that Ashland supports the validity of the Black-Scholes method or that the values shown in the table as generated by the model represent the amounts an executive might earn upon exercise of the options.

Stock Option Exercises

The table below sets forth the following information with respect to stock option exercises during fiscal 2002 by each of the named executive officers and the status of their options as of September 30, 2002:

•	The number of shares of Ashland Common Stock acquired upon exercise of stock options during fiscal 2002;

•	The aggregate dollar value realized upon the exercise of such options;

•	The total number of exercisable and unexercisable stock options held at September 30, 2002; and

•	The aggregate dollar value of in-the-money unexercised options at September 30, 2002.

Aggregated Option Exercises in Fiscal Year 2002
and Fiscal Year End Values

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End(1) Exercisable/Unexercisable
Paul W. Chellgren	40,000	$815,450	650,000(2)/0	$0/0
James J. O’Brien	0	0	98,581/157,500	0/0
David J. D’Antoni	0	0	160,000/55,000	0/0
James A. Duquin	0	0	73,500/37,500	0/0
Charles F. Potts	0	0	115,000/40,000	0/0

(1)	Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 2002 of $26.79 per share.

(2)	Includes 130,000 stock options transferred by Mr. Chellgren to his children.

LTIP Awards

The following table shows all long-term incentive awards in fiscal 2002 to each of the named executive officers:

Long-Term Incentive Program
Awards in Fiscal Year 2002

			Estimated Future Payoffs Under Non-Stock Price-Based Plans
Name	Number of Performance Shares/Units(#)(1)	Performance or Other Period Until Maturation or Payment (2)	Hurdle (#)(3)	Target (#)(3)	Maximum (#)(3)
Paul W. Chellgren	24,850	3 years	4,970	24,850	37,275
James J. O’Brien	10,699	3 years	2,134	10,669	16,004
David J. D’Antoni	12,100	3 years	2,420	12,100	18,150
James A. Duquin	8,997	3 years	1,799	8,997	13,496
Charles F. Potts	10,148	3 years	2,030	10,148	15,222

(1)
Performance share/units awarded are based on the executive’s salary level. The original amount of any award cannot exceed 400% of the executive’s then base salary. One performance share/unit is equal to one share of Ashland Common Stock on the payout date.

(2)
Each award covers a three-year period performance cycle. For further discussion of the performance objectives to be achieved before payment is made which apply for each award made to the named executive officers, see the discussion under Long-Term Incentive Program (“LTIP”) – Performance Shares/Units in the P&C Committee Report on Executive Compensation on page 18 of this Proxy Statement.

(3)
Payouts of performance shares/units are contingent upon achievement of the performance objectives referred to above. At the Hurdle, or minimum performance level, payout will equal 20% of the award; at the Target, payout will equal 100% of the award; and at the Maximum performance, payout will equal 150% of the award.

Retirement Plans

Pension Plans

Ashland maintains qualified pension plans under which executive officers are entitled to benefits on the same basis as other employees. Upon a “change in control” of Ashland (as defined in the plans), these plans will terminate and the funds in the plans, as well as any excess assets, will be distributed to the participants.

Benefits that would be payable under the qualified plans but for limits imposed by the Code are paid under a nonqualified excess benefit pension plan, provided that the executive officer is approved for participation. Participants may, at the discretion of the P&C Committee, receive their retirement benefits in a lump-sum distribution. Those approved to receive a lump-sum payment may defer all or part of the payment through the Employees’ Deferral Plan.

The following table shows the total combined estimated annual benefits payable under the qualified and nonqualified plans to eligible salaried employees for years of service, assuming retirement at age 65.

	Pension Plan Table
	Years of Service
Remuneration*	10	15	20	25	30	35
$25,000	$3,300	$4,950	$6,601	$8,251	$9,901	$11,552
50,000	7,050	10,575	14,101	17,626	21,151	24,677
100,000	14,550	21,825	29,100	36,376	43,650	50,925
200,000	29,550	44,325	59,100	73,876	88,650	103,425
300,000	44,550	66,825	89,100	111,376	133,650	155,925
400,000	59,550	89,325	119,100	148,876	178,650	208,425
500,000	74,550	111,825	149,100	186,376	223,650	260,925
600,000	89,550	134,325	179,100	223,876	268,650	313,425
800,000	119,550	179,325	239,101	298,876	358,651	418,427
1,000,000	149,550	224,325	299,101	373,876	448,651	523,427
1,200,000	179,550	269,325	359,101	448,876	538,651	628,427

*
Remuneration is the average annual earnings, which includes a participant’s salary during the highest consecutive 36-month period of the final 120-month period prior to the participant’s retirement, but excludes other forms of compensation included in the Summary Compensation Table.

Benefits are determined on a straight-life annuity basis. There is no offset in benefits under either plan for Social Security benefits. Those amounts are, however, reduced by the actuarial value of 50% of the value of a participant’s LESOP account and the actuarial value of 50% of any shares forfeited under the LESOP because of limitations imposed by the Code.

As of September 30, 2002, Messrs. Chellgren, O’Brien, D’Antoni, Duquin and Potts had credited service in the combined plans of 27, 23, 28, 26, and 16 years, respectively.

Supplemental Early Retirement Plan

The Supplemental Early Retirement Plan (the “SERP”) allows eligible employees to retire prior to age 65. The maximum annual benefit payable under the SERP is an amount equal to 50% of the final average annual compensation the employee received during the highest 36 months of his or her final 60 months of employment. For retirements after December 31, 2002, the final 60-month period will be calculated on a final 84-month employment period. Annual compensation includes salary and incentive compensation awards. The SERP benefit is reduced by (1) the benefit under the Ashland Inc. and Affiliates Pension Plan assuming a transfer of 50% of the LESOP account to the said Pension; (2) the benefit under the nonqualified excess benefit pension plan; and (3) 50% of any shares of Ashland Common Stock forfeited under the LESOP because of limitations imposed by the Code.

At the discretion of the P&C Committee, an individual may receive a SERP retirement benefit in a lump-sum distribution. An employee approved under the SERP may defer payment of all or a part of the lump sum through the Employees’ Deferral Plan. The retirement benefit received as a lump sum is equal to the actuarial present value of all expected future payments calculated under assumptions, including the interest rate, prescribed by the P&C Committee.

Messrs. D’Antoni and Potts are currently eligible to participate in the SERP. The lump-sum value of their respective retirement benefits under the SERP, assuming retirement at age 62, is estimated to be $2,366,633 and $2,777,018, respectively.

Upon a “change in control” of Ashland (as defined in the SERP), eligible employees may, at their election, retire at an earlier age pursuant to the SERP. The SERP provides that eligible employees who retire under the terms of the SERP upon a “change in control” will have their age and service enhanced for purposes of computing their SERP benefit.

Estate Enhancement Program

In 1999, the Board of Directors adopted an Estate Enhancement Program (the “Program”) for the benefit of Ashland’s executive officers and non-employee directors. Mr. O’Brien is the only executive officer participating in the Program. The Program was amended in 2001 (the “Amended Program”). No current executive officers or non-employee directors participate in the Amended Program and executive officers and non-employee directors will be prohibited from doing so pending further clarification of the loan prohibitions contained in the Sarbanes-Oxley Act of 2002. For further information about this program, see the discussion under the Estate Enhancement Program on page 12 of this Proxy Statement.

Executive Employment Agreements and Other Arrangements

The executive officers named in this Proxy Statement, as well as certain other executives, have employment agreements with Ashland that provide that, in the event any such executive’s employment is terminated without cause, such executive shall be entitled to receive payment of his salary for a period of two years after termination of his employment. If any such executive is terminated without cause, or if such executive resigns for good reason, within two years after a change in control of Ashland, such executive would receive a payment equal to three times the highest of such executive’s annual compensation, including incentive compensation, during the prior three fiscal years preceding the change in control. In addition, certain benefits continue for periods up to three years depending on the benefit. The terms “cause,” “good reason” and “change in control” are defined in the agreements.

Paul W. Chellgren retired as Chairman of the Board on November 15, 2002, and as Chief Executive Officer on September 30, 2002. Mr. Chellgren is entitled to receive a lump-sum benefit under Ashland’s SERP of $7,559,407. Mr. Chellgren will also receive 100% joint and survivor annuity payments under Ashland’s nonqualified excess benefit pension plan and the Ashland Inc. and Affiliates Pension Plan totaling $299,301 per year. In addition, Ashland has entered into an agreement with Mr. Chellgren that supercedes Mr. Chellgren’s Executive Employment Agreement. Under the terms of the agreement, Mr. Chellgren will receive payments of LTIP awards for fiscal years 2001-2003 and 2002-2004 when and if awards are paid to other employees. However, Mr. Chellgren’s payments will be prorated to reflect his retirement on November 15, 2002. In addition, the agreement (1) accelerates the vesting of Mr. Chellgren’s options on 120,000 shares of Ashland Common Stock and (2) obligates Ashland to provide Mr. Chellgren with office space and a secretary until November 15, 2003.

In connection with the retirement of Mr. Duquin on December 31, 2002, Ashland intends to enter into a  severance agreement providing for payroll continuation payments in the amount of $13,961 per two-week pay period (based on his current base salary) for a period of two years following his retirement (the “Payroll Continuation Period”). In the event of Mr. Duquin’s death during the Payroll Continuation Period, the remaining payroll continuation payments will be paid in a lump sum to his estate. During the Payroll Continuation Period, Mr. Duquin’s participation in most of Ashland’s benefit plans will continue and his stock options will continue to vest. Payment of LTIP awards for fiscal years 2001-2003 and 2002-2004 (when and if awards are paid to other employees) will be prorated through December 31, 2002. At the end of the Payroll Continuation Period on December 31, 2004, Mr. Duquin will be eligible to receive benefits under Ashland’s pension plan, non-qualified pension plan and SERP. The lump-sum value of the retirement benefit Mr. Duquin is eligible to receive under the SERP at the end of the Payroll Continuation Period is estimated to be $1,598,986. This severance agreement will supersede Mr. Duquin’s employment agreement with Ashland described above.

FIVE-YEAR TOTAL RETURN PERFORMANCE GRAPH

The following graph compares Ashland’s five-year cumulative total shareholder return with the cumulative total return of the Standard & Poor’s 500 index, the peer group used by Ashland in its 2001 Proxy Statement (the “Old Peer Group”) and a newly constructed peer group (the “New Peer Group”). The cumulative total shareholder return for each of these groups assumes the reinvestment of dividends.

Note:
Ashland’s FY 2000 results include the March quarter dividend of Arch Coal stock to its shareholders in the amount of approximately $1.77 per Ashland share (.246097 shares x $7.1875 of Arch value). Ashland’s five-year cumulative total return investment is 57 when the Arch Coal dividend is excluded.

The Old Peer Group was originally developed in fiscal 1998 and includes the following representative companies from the four industries in which Ashland primarily competes:

•	Highway Construction Portfolio: Florida Rock Industries and Granite Construction, Inc.

•
Specialty Chemical Production and Distribution Portfolio:  Air Products & Chemicals, Inc.; Dow Chemical; E.I. DuPont de Nemours & Co., Inc.; Eastman Chemical Company; Praxair, Inc.; Rohm & Haas Company; and Union Carbide Corporation (as of February 6, 2001, merged with Dow Chemical and is not reflected as a separate entity in 2001 and 2002).

•	Motor Oil and Car Care Products Portfolio: Pennzoil-Quaker State Company (as of October 1, 2002, merged with Shell ND Company, a wholly-owned subsidiary of Shell Oil Company).

•
Petroleum Refining and Marketing Portfolio:  Holly Corporation; Sun Company, Inc.; Tesoro Petroleum Corporation; Tosco Corporation (acquired by Phillips Petroleum Company on September 14, 2001 and is not included in 2002); Ultramar Diamond Shamrock (as of December 31, 2001, merged with Valero Energy Corporation and is not reflected as a separate entity in 2002); and Valero Energy Corporation.

The annual returns for the companies in each of the portfolios have been weighted by their respective beginning-of-year market capitalization. Each portfolio is then weighted to reflect Ashland’s annual invested capital in each of these lines of business with the annual return for the peer group represented by the sum of these weighted portfolios.

Due to a number of the companies in the Old Peer Group being merged or acquired, a New Peer Group was constructed utilizing the following industry indexes:

•
Highway Construction Portfolio:  Standard & Poor’s 500 Construction Materials (Large-Cap) (index has been in existence for fiscal years 2000, 2001 and 2002 and currently consists only of Vulcan Materials Company; for fiscal years 1997, 1998 and 1999, the results for Vulcan Materials Company were used to give complete information), Standard & Poor’s 400 Construction Materials (Mid-Cap), and Standard & Poor’s 600 Construction Materials (Small-Cap).

•
Specialty Chemical Production, Distribution, and Motor Oil and Car Care Products Portfolio:  Standard & Poor’s 500 Specialty Chemicals (Large-Cap), Standard & Poor’s 400 Specialty Chemicals (Mid-Cap), Standard & Poor’s 600 Specialty Chemicals (Small-Cap) and Standard & Poor’s 400 Diversified Chemicals (Mid-Cap).

•
Petroleum Refining and Marketing Portfolio:  Standard & Poor’s 500 Oil & Gas Refining & Marketing & Transportation (Large-Cap) (index currently consists of results only of Sun Company, Inc. and Ashland Inc.), Standard & Poor’s 400 Oil & Gas Refining & Marketing & Transportation (Mid-Cap), and Standard & Poor’s 600 Oil & Gas Refining & Marketing & Transportation (Small-Cap) (index has been in existence for only one quarter of fiscal 2002 and currently consists only of Frontier Oil Corp.; for the remaining periods, the results for Frontier Oil Corp. were used to give complete information).

As of the end of fiscal 2002, the aforementioned indexes consisted of 37 companies. The annual returns for the companies or indexes in each of the portfolios have been weighted by their respective beginning-of-year market capitalization. Each portfolio is then weighted to reflect Ashland’s annual invested capital in each of these lines of business with the annual return for the peer group represented by the sum of these weighted portfolios.

MISCELLANEOUS

Personnel and Compensation Committee Interlocks and Insider Participation.    The members of the P&C Committee for fiscal 2002 were Mannie L. Jackson (Chairman), Frank C. Carlucci, James B. Farley, W. L. Rouse, Jr. and Theodore M. Solso. There were no impermissible interlocks or inside directors on the P&C Committee.

Business Relationships.    During fiscal 2002, the firm of Cravath, Swaine & Moore, of which Mr. Butler is a member, was paid for legal services rendered to Ashland and certain of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance.    Ashland believes that during fiscal 2002 its executive officers and directors have complied with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations adopted thereunder.

Certain Legal Proceedings.    On August 16, 2002, Central Laborers’ Pension Fund, derivatively as a shareholder of Ashland, instituted an action in the Circuit Court of Kentucky in Kenton County against Ashland’s then-serving Board of Directors. On motion of Ashland and the other defendants, the case was removed to the United States District Court, Eastern District of Kentucky, Covington Division. Plaintiff has moved to remand the case to the state court. The action is purportedly filed on behalf of Ashland, and asserts the following causes of action against the Directors: breach of fiduciary duty, abuse of control, gross mismanagement, and waste of corporate assets. The suit also names Paul W. Chellgren, the then-serving Chief Executive Officer and Chairman of the Board, and James R. Boyd, former Senior Vice President and Group Operating Officer, as individual defendants, and it seeks to recover an unstated sum from them individually alleging unjust enrichment from various transactions executed during their tenure with Ashland. The suit further seeks an unspecified sum from Mr. Chellgren individually based upon alleged usurpation of corporate opportunities. The suit also names Mr. J. Marvin Quin, Ashland’s Chief Financial Officer, as well as three former employees of Ashland’s wholly-owned subsidiary, APAC, as individual defendants and alleges that they participated in the preparation and filing of false financial statements during fiscal years 1999 – 2001. The suit further names E&Y as a defendant, alleging professional accounting malpractice and negligence in the conduct of its audit of Ashland’s 1999 and 2000 financial statements, respectively, as well as alleging that E&Y aided and abetted the individual defendants in their alleged breach of duties. The complaint seeks to recover, jointly and severally, from defendants an unstated sum of compensatory and punitive damages. The complaint seeks equitable and/or injunctive relief to avoid continuing harm from alleged ongoing illegal acts, and seeks a disgorgement of defendants’ alleged insider-trading gains, in addition to the reasonable cost and expenses incurred in bringing the complaint, including attorneys’ and experts’ fees.

Proxy Solicitation Costs.    Ashland is soliciting the proxies being solicited by this Proxy Statement. All costs of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, telegraph, telex, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Morrow & Co., Inc. to assist in the solicitation of proxies. Morrow’s fees will be paid by Ashland and are estimated at $35,000, excluding out-of-pocket expenses.

Delivery of Proxy Materials to Shareholders Sharing an Address.    As permitted by the Exchange Act, only one copy of the annual report and proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified Ashland of their desire to receive multiple copies of these materials. Ashland will promptly deliver without charge, upon oral or written request, a separate copy of the annual report and the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies may be made by calling 1-800-622-6757, or by writing to National City Bank, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, OH 44193-0900.

Shareholder Proposals for the 2004 Annual Meeting.    Shareholders interested in presenting a proposal for consideration at the 2004 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act and Ashland’s By-laws. To be eligible for inclusion in the Proxy Statement for the 2004 Annual Meeting, shareholder proposals must be received by Ashland’s Corporate Secretary no later than August 13, 2003.

Ashland’s By-laws provide that a shareholder must provide Ashland with written notice of a matter he or she wishes to bring before an annual meeting at least 90 days in advance of the meeting, if the meeting is held no earlier than the last Thursday in January. If the meeting is held earlier, the shareholder must provide Ashland with written notice within 10 days after the first public disclosure of the date of the meeting. The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•
a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Second Restated Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

•	the name and address of the shareholder proposing such business;

•
a representation that the shareholder is a holder of record of Ashland Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•	any material interest of the shareholder in such business; and

•	a representation as to whether or not the shareholder will solicit proxies in support of the proposal.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chairman of any such meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

Other Matters.    As of the date of this Proxy Statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this Proxy Statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

RICHARD P. THOMAS
Vice President and Secretary

Covington, Kentucky
December 6, 2002

Vote by Telephone

Have your proxy card available and call Toll-Free 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your control number, which acts as your electronic signature, and then follow the simple prompts that will be presented to you to record your vote.

Vote by Internet

Have your proxy card available and access the website www.votefast.com. You will be prompted to enter your control number, which acts as your electronic signature, and then follow the simple prompts that will be presented to you to record your vote.

Vote by Mail Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150.

Vote by Telephone Call Toll-Free using a touch-tone phone 1-800-542-1160	Vote by Internet Access the website and cast your vote www.votefast.com	Vote by Mail Return your proxy in the postage paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or over the Internet, do not mail in your proxy card.

Your Control Number is:

Proxy card must be signed and dated below.
¯  Please fold and detach card at perforation before mailing.  ¯

Ashland Inc.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on January 30, 2003.

The undersigned hereby appoints James J. O’Brien and Richard P. Thomas, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock held by the undersigned on November 25, 2002, at the Annual Meeting of Shareholders to be held on January 30, 2003, or any adjournment thereof.

Date:

(Sign here)

INSTRUCTIONS: Please sign exactly as shown hereon. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access future shareholder communications (e.g., annual reports, proxy statements, interim communications) from us or on our behalf over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Proxy card must be signed and dated on the reverse side.
¯  Please fold and detach card at perforation before mailing.  ¯

If you do not provide voting instructions, your proxy will be voted FOR proposals 1 and 2.

1.	Election of Directors Nominees: Class II:	(01) Roger W. Hale	(02) Patrick F. Noonan	(03) Jane C. Pfeiffer		(04) George A. Schaefer, Jr.

❑ FOR all nominees listed above. (except as listed to the contrary below) ❑ WITHHOLD AUTHORITY to vote for all nominees listed above.
To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

				FOR	AGAINST	ABSTAIN
2.	Ratification of Ernst & Young as independent auditors for fiscal 2003.			❑	❑	❑

❑ I consent to access future shareholder communications over the Internet as stated above and in the Proxy Statement.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed, on the reverse side)

Subject Line: Please Vote Your Proxy

[Insert share information here]

Your Control Number:

Electronic Access Notification

Ashland’s Annual Meeting of Shareholders will be held on Thursday, January 30, 2003 at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. As previously announced, participants in Ashland’s Employee Savings Plan or the LESOP can view Ashland’s 2002 Proxy Statement and Annual Report online. We encourage you to take advantage of this service.

Paper copies of the Proxy Statement and your proxy card or copies of the Annual Report can be requested by replying to this e-mail.

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account by telephone or over the Internet. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484, Attn: Laura S. Kress.

Votes cast by telephone or over the Internet are tabulated by our proxy tabulator and are confidential. Ashland does not have access to individual votes.

Even if you do not have regular Internet access at work, you will be able to view the Proxy Statement and Annual Report and vote online. If you are a dial-up user, we encourage you to access these documents and vote from your office or a local number.

In order for your instructions to the Trustees to be counted, you must vote before midnight Eastern Standard Time on January 27, 2003.

To access the Annual Report and Proxy Statement and vote:

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.
2.	Click on this website address (or type this URL address in your browser): www.ashland.com/proxy.
3.
Click on the links to view or download the Annual Report and Proxy Statement or to vote. When voting, be sure to follow all instructions including the final “Submit” procedure to ensure that your instructions are received.

To vote by telephone (you will need a touch tone telephone):

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.
2.	Dial 1-800-542-1160.
3.	Be sure to follow all instructions including the final confirmation procedure to ensure that your instructions are received.

Sincerely,

Richard P. Thomas
Vice President and Secretary

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 30, 2003 at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at www.votefast.com, by telephone at 1-800-542-1160, or by returning your proxy card in the envelope provided.

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 30, 2003 at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at www.votefast.com, by telephone at 1-800-542-1160, or by returning your proxy card in the envelope provided.

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 30, 2003 at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at www.votefast.com, by telephone at 1-800-542-1160, or by returning your proxy card in the envelope provided.

NOTICE TO SHAREHOLDERS IN ASHLAND'S EMPLOYEE SAVINGS PLAN OR LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484, Attn: Laura S. Kress.

NOTICE TO SHAREHOLDERS IN ASHLAND'S EMPLOYEE SAVINGS PLAN OR LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484, Attn: Laura S. Kress.

NOTICE TO SHAREHOLDERS IN ASHLAND'S EMPLOYEE SAVINGS PLAN OR LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484, Attn: Laura S. Kress.